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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Sanchez Energy Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SANCHEZ ENERGY CORPORATION
1111 Bagby Street
Suite 1800
Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Sanchez Energy Corporation:

        Notice is hereby given that the Annual Meeting of Stockholders of Sanchez Energy Corporation (the "Company") will be held at Heritage Plaza, 1111 Bagby Street, First Floor, Houston, Texas 77002 in the plaza conference room on Tuesday, May 20, 2014, at 9:00 a.m., Central Time (the "Annual Meeting"). The Annual Meeting is being held for the following purposes:

          1.     To elect two Class II directors for a term of three years.

          2.     To ratify the selection of BDO USA, LLP as the Company's independent registered public accountants for 2014.

          3.     To transact such other business as may properly come before the Annual Meeting.

        These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on April 17, 2014.

YOUR VOTE IS IMPORTANT

If you wish to vote your shares via the internet or telephone, please promptly follow the instructions on your proxy card so that your shares may be voted in accordance with your wishes and so we may have a quorum at the Annual Meeting. Alternatively, if you did not receive a paper copy of the proxy materials (which includes the proxy card), you may request a paper proxy card, which you may complete, sign and return by mail.

By Order of the Board of Directors,

Michael G. Long Secretary

Houston, Texas
April 25, 2014

i

SANCHEZ ENERGY CORPORATION
1111 Bagby Street
Suite 1800
Houston, Texas 77002

PROXY STATEMENT
2014 ANNUAL MEETING OF STOCKHOLDERS

        The Board of Directors (the "Board") of Sanchez Energy Corporation (the "Company," "we," "us" or "our") requests your Proxy ("Proxy") for the Annual Meeting of Stockholders (the "Annual Meeting") that will be held Tuesday, May 20, 2014, at 9:00 a.m., Central Time, at Heritage Plaza, 1111 Bagby Street, First Floor, Houston, Texas 77002 in the plaza conference room. By granting the Proxy, you authorize the persons named on the Proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

        If you attend the Annual Meeting, you may vote in person. If you would like to attend the Annual Meeting and vote in person, you may contact us at (713) 783-8000 for directions to the Annual Meeting. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper Proxy. You may revoke the Proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of the Proxy, or by signing and delivering to the Secretary of the Company a Proxy with a later date. Your attendance at the Annual Meeting will not revoke the Proxy unless you give written notice of revocation to the Secretary of the Company before the Proxy is exercised or unless you vote your shares in person at the Annual Meeting.

STOCKHOLDERS OF RECORD AND BENEFICIAL OWNERS

        Most of the Company's stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

        Stockholders of Record.    If your shares are registered directly in your name with the Company's transfer agent, you are considered the stockholder of record with respect to those shares, and this proxy statement (the "Proxy Statement") is being sent directly to you by our agent. As a stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting. The proxy materials include a proxy card or a voting instruction card for the Annual Meeting.

        Beneficial Owners.    If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and this Proxy Statement will be forwarded to you by your broker or nominee. The broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote. The proxy materials include a proxy card or a voting instruction card for the Annual Meeting.

QUORUM AND VOTING

        Voting Stock.    The Company's common stock, par value $0.01 per share, is the only class of securities that entitles holders to vote generally at meetings of the Company's stockholders. Each share of common stock outstanding on the record date is entitled to one vote.

        Record Date.    The record date for stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 17, 2014. As of the record date, 52,062,303 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

        Quorum and Adjournments.    The presence, in person or by Proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

        If a quorum is not present, the chairman of the Annual Meeting may adjourn the Annual Meeting from time to time to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified. If the adjournment is for more than thirty days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

        Vote Required.    The Class II directors will be elected by the affirmative vote of the holders of a plurality of the shares present in person or by proxy at the Annual Meeting and entitled to be voted at the Annual Meeting. The ratification of the selection of the Company's auditors will require the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to be voted at the Annual Meeting. An automated system that Continental Stock Transfer & Trust Company ("Continental") administers will tabulate the votes.

        Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a "broker non-vote") on non-discretionary items absent instructions from the beneficial owner. Brokers do not have discretionary voting authority with respect to any matters to be voted on at the Annual Meeting except the ratification of the selection of the Company's auditors.

        Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. For purposes of the election of the Class II directors, withheld votes will be included in the number of shares voting and will have the effect of a vote against the election of a director; however, broker non-votes will not have any effect on the outcome of the director elections. For purposes of voting on the ratification of the selection of auditors, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal; however, broker non-votes will not have any effect on the outcome of voting for the proposal.

        Default Voting.    A Proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the Proxy. If you properly complete and submit a Proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

  •
  FOR the election of the Class II directors named in this Proxy Statement as the Board's nominees for election as directors.

  •
  FOR the ratification of the selection of BDO USA, LLP ("BDO") as the Company's auditors for 2014.

        If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the Proxy. The Board knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

 ITEM ONE. ELECTION OF DIRECTORS

        The Board has nominated Alan G. Jackson and Greg Colvin for election as Class II directors of the Company to serve for a three year term to expire in 2017 and until either they are re-elected or their respective successors are elected and qualified. Messrs. Jackson and Colvin are currently serving as directors of the Company, and their biographical information is contained in the "Directors and Executive Officers" section below.

        The Board has no reason to believe that Messrs. Jackson and Colvin will be unable or unwilling to serve if elected. If either Messrs. Jackson or Colvin becomes unable or unwilling to accept nomination or election, the persons acting under the Proxy will vote for the election of a substitute nominee that the Board recommends.

        The Board unanimously recommends that stockholders vote FOR the election of Messrs. Jackson and Colvin.

DIRECTORS AND EXECUTIVE OFFICERS

        After the Annual Meeting, assuming the stockholders elect Messrs. Jackson and Colvin, the Board will be, and the executive officers of the Company are:

Name	Age	Position
A. R. Sanchez, Jr.	71	Executive Chairman of the Board
Antonio R. Sanchez, III	40	President, Chief Executive Officer and Director
Gilbert A. Garcia(1)	50	Director
Greg Colvin(1)	54	Director
Alan G. Jackson(1)	70	Director
Michael G. Long	61	Executive Vice President, Chief Financial Officer and Secretary
Christopher D. Heinson	31	Senior Vice President and Chief Operating Officer
Kirsten A. Hink	47	Vice President and Principal Accounting Officer

(1)
Member of the Nominating and Corporate Governance, the Audit and the Compensation Committees.

        The Board currently consists of five members. The directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Mr. Garcia is designated as a Class I director, and his term of office expires on the date of the Company's 2016 annual meeting of stockholders. Messrs. Colvin and Jackson are designated as Class II directors, and their terms of office expire on the date of the Company's 2014 annual meeting of stockholders. Messrs. Sanchez, Jr. and Sanchez, III are designated as Class III directors, and their terms of office expire on the date of the Company's 2015 annual meeting of stockholders.

        Set forth below is biographical information about each of the Company's directors, nominee for director and officers.

        A. R. Sanchez, Jr. has served as our Executive Chairman of the Board since November 2012. Mr. Sanchez, Jr. is the co-founder, Chief Executive Officer and Chairman of the Board of Directors of Sanchez Oil & Gas Corporation ("SOG"), a private oil and natural gas company engaged in the exploration and development of oil and natural gas primarily in Texas and the onshore Gulf Coast areas on behalf of its affiliates. SOG is an affiliate of the Company. Mr. Sanchez, Jr. received his Bachelor of Arts and Doctor of Jurisprudence degrees from St. Mary's University in San Antonio, Texas. Mr. Sanchez, Jr. currently serves as director for the A. R. "Tony" and Maria J. Sanchez Family Foundation. He is also a director and stockholder of International Bancshares Corporation, a member of the Board of Visitors and Membership/Board Development Task Force at the University of Texas

MD Anderson Cancer Center and a member of the Board of Trustees at Baylor College of Medicine. Because Mr. Sanchez, Jr. has over 40 years of experience in the oil and natural gas industry as well as a comprehensive understanding of oil and gas operations, we believe that Mr. Sanchez, Jr. is qualified to serve as a director of the Company. Mr. Sanchez, Jr. is the father of Mr. Sanchez, III, our President and Chief Executive Officer and member of the Board.

        Antonio R. Sanchez, III has served as our President and Chief Executive Officer since our formation in August 2011 and has been directly involved in the oil and gas industry for over 14 years. Mr. Sanchez, III served as our Chairman of the Board from August 2011 to November 2012 and continues to be a member of our Board. Mr. Sanchez, III is also the President of SOG, which he joined in October 2001, the President of SEP Management I, LLC ("SEP Management") and a Managing Director of Sanchez Energy Partners I, LP ("SEP I"). Each of SOG, SEP Management and SEP I (together with their affiliates (other than the Company), the "Sanchez Group") are affiliates of the Company. In his capacities as an officer of these members of the Sanchez Group, Mr. Sanchez, III manages all aspects of their daily operations, including exploration, production, engineering and land management. From 1997 to 1999, Mr. Sanchez, III was an investment banker specializing in mergers and acquisitions with J.P. Morgan Securities Inc. From 1999 to 2001, Mr. Sanchez, III worked in a variety of positions, including sales and marketing, product development and investor relations, at Zix Corporation, a publicly traded encryption technology company listed on the Nasdaq Global Market. Mr. Sanchez, III has also been a member of the board of directors of Zix Corporation since May 2003. He earned a Bachelor of Business Administration from Georgetown University with a concentration in accounting and finance and a minor in economics and a Master of Business Administration from the Harvard Business School. Mr. Sanchez, III has significant experience managing oil and gas operations and being a member of the board of directors of a publicly traded company as well as extensive knowledge of the energy industry. For these reasons, we believe that Mr. Sanchez, III is qualified to serve as a director of the Company. Mr. Sanchez, III is the son of Mr. Sanchez, Jr., our Executive Chairman of the Board.

        Gilbert A. Garcia, CFA has served as our director since December 2011 and is the Chair of our Audit Committee and a member of our Compensation Committee and our Nominating and Corporate Governance Committee. Mr. Garcia is the Managing Partner of Garcia Hamilton & Associates, L.P., an institutional asset management firm, which he joined in 2002 and where he supervises all facets of the firm's investment decisions. Prior to joining Garcia Hamilton & Associates, L.P., Mr. Garcia worked at two other institutional asset management firms, Smith Graham & Company, where Mr. Garcia was most recently the Chief Investment Officer, and Cisneros Asset Management, where he was most recently President. Mr. Garcia started his professional career with Salomon Brothers specializing in mortgage-backed securities. Mr. Garcia received his Bachelor of Arts in Economics from Yale University. We believe that Mr. Garcia is well qualified to serve as a member of our Board. In addition to his professional experience, Mr. Garcia also has extensive experience serving in leadership positions of community organizations, including as the Chairman of the Metropolitan Transit Authority of Harris County, Texas. We believe that Mr. Garcia's executive experience, including through his service on community organizations, provides valuable financial and management experience that is critical to his ability to identify, understand and address the challenges and opportunities that we face as a public company.

        Greg Colvin has served as our director since March 2012 and is the Chair of our Compensation Committee and a member of our Nominating and Corporate Governance Committee and our Audit Committee. Mr. Colvin is the Managing Partner, Chief Operating Officer and Head of Investor Relations of Sankofa Capital, an investment management firm, which he co-founded in December 2011. From 2007 until he co-founded Sankofa Capital, Mr. Colvin worked as a Managing Partner at Bluffview Capital, LP, where he originated and raised capital for private equity and hedge fund clients. From 1997 to 2006, Mr. Colvin was a Managing Director of the Private Funds Group at Donaldson, Lufkin & Jenrette Securities Corp and Credit Suisse LLC. Mr. Colvin started his professional career with Stephens Inc. specializing in placing primary and secondary fixed income products to institutional investors. Mr. Colvin received his Bachelor of Science in Business Administration from the University of Arkansas. Mr. Colvin currently serves on the advisory board of the Sam M. Walton College of Business at the University of Arkansas. We believe that Mr. Colvin is well qualified to serve as a member of our Board. In addition to his extensive experience in leadership positions at large financial institutions, Mr. Colvin has a substantive understanding of the upstream oil and gas industry and a financial background that gives him the ability to understand and analyze our business and our opportunities.

        Alan G. Jackson has served as our director since November 2012 and is the Chair of our Nominating and Corporate Governance Committee and a member of our Audit Committee and our Compensation Committee. Mr. Jackson is the Senior Commercial Producer at IBC Insurance Agency, Ltd. ("IBC"). Mr. Jackson is the former co-owner of Inscorp, Inc., a leading commercial insurance agent/brokerage in South Texas, which was acquired by IBC in 2009. Mr. Jackson received his Bachelor of Business Administration from Texas A&M University at Kingsville, Texas and is a graduate of the University of Texas, McCombs School of Business' Management Development Program. We believe that Mr. Jackson is well qualified to serve as a member of our Board because of his experience working with many land and mineral owners and their representative brokers, bankers and attorneys and with many oil and gas operators, non-operators, investors, service companies and logistics carriers in the energy industry throughout South Texas, including the Eagle Ford Shale.

        Michael G. Long has served as our Executive Vice President, Chief Financial Officer and Secretary since January 2014. Mr. Long previously served as our Senior Vice President, Chief Financial Officer and Secretary from our formation in August 2011 to January 2014. Mr. Long is also the Executive Vice President, Chief Financial Officer and Secretary of SOG, which he joined in June 2008. Mr. Long has more than 30 years of experience in the energy industry and has served in various senior positions with private and public oil and gas companies. Prior to joining SOG, Mr. Long was the Chief Financial Officer and Executive Vice President for Edge Petroleum Corporation ("Edge"), an oil and gas exploration company, for 12 years until May 2008. Edge filed for Chapter 11 bankruptcy protection in October 2009. From 1996 to 1997, Mr. Long was the Vice President of Finance for W&T Offshore Incorporated. Mr. Long began his professional career as an economist for Amoco Corporation. He earned his Bachelor of Arts in Political Science and Master of Science in Economics from the University of Illinois at Urbana.

        Christopher D. Heinson has served as our Senior Vice President and Chief Operating Officer since March 2014. Mr. Heinson had served as the Company's interim Chief Operating Officer from January 2014 to March 2014. He joined the Company in March 2013 as the Senior Manager of Reservoir Engineering. Prior to joining the Company, Mr. Heinson had served as a Senior Development Planning Engineer for Occidental Petroleum Corporation's Williston Basin division from May 2011 to March 2013 and a Staff Reservoir Engineer for their Permian basin division from May 2007 to May 2011. Mr. Heinson received his Bachelor of Science in Petroleum Engineering from the University of Texas at Austin.

        Kirsten A. Hink has served as our Vice President and Principal Accounting Officer since March 2012. Prior to joining us, Ms. Hink served as the Controller of Vanguard Natural Resources, LLC from

January 2011 to February 2012, where she oversaw the company's financial reporting and accounting. From January 2010 to December 2010, she served as Assistant Controller of Mariner Energy, Inc. ("Mariner"), where she managed the revenue and production reporting as well as assisted with financial and bankruptcy reporting for the Edge properties that were acquired by Mariner. She served as the Chief Accounting Officer for Edge from July 2008 through December 2009 and the Vice President and Controller for Edge from October 2003 through July 2008, where she oversaw the preparation of Edge's financial statements. Prior to that time she served as Controller of Edge from December 31, 2000 to October 2003 and Assistant Controller of Edge from June 2000 to December 2000. Edge filed for Chapter 11 bankruptcy protection in October 2009. Before joining Edge, she served as Controller of Benz Energy Inc., an oil and gas exploration company, from June 1998 to June 2000. Ms. Hink received a Bachelor of Science in Accounting from Trinity University. Ms. Hink is a Certified Public Accountant in the State of Texas.

EXECUTIVE COMPENSATION

        As an "emerging growth company" under applicable Securities and Exchange Commission ("SEC") rules, we are subject to reduced public company reporting requirements with respect to our executive compensation disclosure. All of our executive officers are also employees of SOG and are compensated by SOG, subject to reimbursement by us to the extent provided for in the services agreement. Please read "Transactions with Related Persons." With respect to our executive officers' compensation for which the costs are allocated to us pursuant to the services agreement, SOG has responsibility and authority for such compensation, and our Board and/or Audit Committee are solely able to review, verify and dispute the reasonableness of such allocated costs pursuant to procedures set forth in the services agreement. Our Compensation Committee may assist the Board or the Audit Committee in reviewing the reasonableness of the compensation for which the costs are allocated to the Company pursuant to the services agreement. With the exception of grants under the Company's Amended and Restated 2011 Long Term Incentive Plan (the "Plan"), the amounts reflected in the Summary Compensation Table below were subject to approvals by our Board solely to the extent of their ability to review, verify and dispute the reasonableness of such amounts under the services agreement (with the assistance of our Compensation Committee with respect to a review for reasonableness under the terms of the services agreement). The Board reviewed and verified the reasonableness of the amounts reflected in the Summary Compensation Table below that were allocated to the Company by SOG pursuant to the services agreement. Awards under our Plan are made by our Board or Compensation Committee.

        Historically, SOG has relied on energy industry compensation studies performed annually by Effective Compensation, Incorporated to assess and benchmark its compensation and benefits policies and practices with those of its peers. However, because it is a private company, all of SOG's compensation decisions, including those for our executive officers, are made at the discretion of its managers. For our Board's review and verification of the allocated portion of our executive officers' compensation for fiscal 2013 (with the assistance of our Compensation Committee with respect to a review for reasonableness under the terms of the services agreement), our Board and our Compensation Committee also relied on the 2013 energy industry compensation study performed by Effective Compensation, Incorporated.

        We had only two executive officers in 2011, Antonio R. Sanchez, III (our principal executive officer) and Michael G. Long (our principal financial officer) (together, the "2011 named executive officers"). Compensation paid or awarded by us in 2011, as reflected in the Summary Compensation Table below, reflects only the portion of compensation expense that was allocated to us pursuant to SOG's allocation methodology. As described below, the allocation methodology followed by SOG for fiscal 2011 differs from the allocation methodology that SOG followed after fiscal 2011 and that it currently follows due to the fact that we entered into a services agreement with SOG at the end of fiscal 2011, and this services agreement currently governs SOG's allocation of costs to us.

        For fiscal 2011, since we acquired assets from SEP I in connection with our formation, SOG allocated certain compensation costs for our 2011 named executive officers to us based on the relative capital spending levels of SEP I on the assets that it contributed to us in connection with our formation as compared to the assets that it retained. Mr. Long's compensation amounts for fiscal 2011 in the Summary Compensation Table below reflect this allocation methodology. For fiscal 2011, SOG did not allocate any compensation costs to us for Mr. Sanchez, III other than his bonus because of Mr. Sanchez, III's significant contributions to the growth and development of other members of the Sanchez Group, which contributions were in addition to his leadership of us. SOG did allocate the costs of both Messrs. Sanchez, III's and Long's bonuses for fiscal 2011 to us in light of the direct benefits to us of their leadership roles in the successful completion of our initial public offering (the "IPO").

        For fiscal 2013 and 2012, pursuant to the terms of the services agreement, SOG allocated to us the costs related to the salaries, benefits, bonuses and any other amounts paid to Messrs. Sanchez, Jr., Sanchez, III and Long (together, the "named executive officers") based on the proportion of time that the named executive officers spent working on our matters relative to those of members of the Sanchez Group. SOG will use this allocation methodology for all future periods. While the exact proportion of time that our executive officers spend working on our matters relative to those of members of the Sanchez Group will vary from year to year, we expect that each of our executive officers will spend approximately 75% - 90% of their time working on our matters and we expect the costs that SOG charges to us to reflect this allocation of time. Because Mr. Sanchez, Jr. was appointed our Executive Chairman of the Board on November 27, 2012, he did not receive a salary for fiscal 2012. However, Mr. Sanchez, Jr. did receive a bonus in fiscal 2012 in recognition of his past and continuing active service and value to the Company.

Summary Compensation Table

        The following table shows information concerning the annual compensation for services provided to us by our named executive officers and 2011 named executive officers, as applicable, during the fiscal years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	All Other Compensation(2)	Total
Antonio R. Sanchez, III	2013	$450,000	$1,100,000	$4,032,000	$3,974	$5,585,974
President and Chief	2012	$325,000	$800,000	—	$1,014	$1,126,014
Executive Officer	2011	—	$350,000	—	—	$350,000
A. R. Sanchez, Jr.	2013	$337,500	$1,100,000	$6,048,000	$10,058	$7,495,558
Executive Chairman of the	2012	—	$800,000	—	—	$800,000
Board
Michael G. Long	2013	$262,500	$500,000	$1,814,400	$8,888	$2,585,788
Senior Vice President and	2012	$240,000	$300,000	$1,054,200	$6,000	$1,600,200
Chief Financial Officer	2011	$119,738	$150,000	—	$3,418	$273,156

(1)
The amounts reported in the "Stock Awards" column reflect the aggregate grant date fair value of restricted stock awards granted under our Plan for fiscal years 2013 and 2012, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718—Stock Compensation ("FASB ASC Topic 718"). See Note 8 to our consolidated financial statements on Form 10-K for fiscal 2013 for additional detail regarding assumptions. In January 2012, we awarded Messrs. Sanchez, Jr., Sanchez, III and Long 350,000, 250,000 and 60,000 shares of restricted stock under our Plan, respectively, in recognition of their significant contributions to the successful completion of our IPO. The 350,000 shares of restricted stock that Mr. Sanchez, Jr. received in January 2012 were rescinded in June 2012 at the recommendation of our President and Chief Executive Officer, Mr. Sanchez, III, and with the consent of Mr. Sanchez, Jr. and our Board. The 250,000 shares of restricted stock that Mr. Sanchez, III received in January 2012 were rescinded in June 2012 at Mr. Sanchez, III's recommendation and with the consent of our Board. Mr. Long's grant will vest pro-rata over a three-year period (subject to certain forfeiture conditions and the accelerated vesting conditions described below).

  In January 2013, we awarded Messrs. Sanchez, Jr., Sanchez, III and Long 300,000, 200,000 and 90,000 shares of restricted stock under our Plan, respectively. In January 2014, we awarded Messrs. Sanchez, Jr., Sanchez, III and Long 350,000, 250,000 and 100,000 shares of restricted stock under our Plan, respectively. Messrs. Sanchez, Jr.'s and Sanchez, III's grants will vest pro-rata over a two-year period, and Mr. Long's grant will vest pro-rata over a three-year period (in each case, subject to certain forfeiture conditions and the accelerated vesting conditions described below).

  Notwithstanding the two-year pro-rata vesting period for Mr. Sanchez, Jr.'s restricted stock, upon the occurrence of the following events, the shares of restricted stock will vest automatically: a Change of Control (as defined in the Plan), a Qualifying Termination (generally, a termination by the Company or an Affiliate (as defined in the Plan) other than due to Mr. Sanchez, Jr.'s commission of, conviction for, or plea of guilty or nolo contendere to a felony, or other material act or omission involving dishonesty or fraud or gross negligence or willful malfeasance), Constructive Termination (generally, the termination of the services agreement, other than by SOG causing the Company to terminate the services agreement) or Mr. Sanchez, Jr.'s death or Disability (as defined in the Plan).

  Notwithstanding the two-year pro-rata vesting period for Mr. Sanchez, III's restricted stock, upon the occurrence of the following events, the shares of restricted stock will vest automatically: a Change of Control, a Qualifying Termination (generally, a termination by the Company other than due to Mr. Sanchez, III's commission of, conviction for, or plea of guilty or nolo contendere to a felony, or other material act or omission involving dishonesty or fraud or gross negligence or willful malfeasance), Constructive Termination (generally, the assignment of a duty or duties to Mr. Sanchez, III by the Board that are not commensurate with the position of Chief Executive Officer, the Board's material reduction in Mr. Sanchez, III's duties or any reduction in Mr. Sanchez, III's title or position as Chief Executive Officer) or Mr. Sanchez, III's death or Disability.

  Notwithstanding the three-year pro-rata vesting period for Mr. Long's restricted stock, upon the occurrence of a Change of Control, the shares of restricted stock will vest automatically. In addition, in the event of Mr. Long's death, the Committee (as defined in the Plan) may, but is not obligated to, accelerate the vesting of any or all of the shares of restricted stock, respectively.

(2)
In fiscal 2011, "All Other Compensation" for Mr. Long consisted of the 401(k) matching contribution costs allocated to us by SOG. In fiscal 2012, "All Other Compensation" for Mr. Sanchez, III consisted of the parking costs allocated to us by SOG and for Mr. Long consisted of the 401(k) matching contribution costs allocated to us by SOG. In fiscal 2013, "All Other Compensation" for Mr. Sanchez, III consisted of the parking costs allocated to us by SOG, and for Messrs. Sanchez, Jr. and Long consisted of the 401(k) matching contribution costs and the parking costs allocated to us by SOG.

2013 Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning outstanding equity awards held by each of our 2013 named executive officers as of December 31, 2013.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
A. R. Sanchez, Jr.	January 7, 2013	300,000	(2)	$7,353,000
Antonio R. Sanchez, III	January 7, 2013	200,000	(2)	$4,902,000
Michael G. Long	January 7, 2013	90,000	(3)	$2,205,900
	January 9, 2012	40,000	(3)	$980,400

(1)
This column represents the closing price of our common stock on December 31, 2013, which was $24.51, multiplied by the number of restricted shares outstanding.

(2)
The shares that each of Messrs. Sanchez, Jr. and Sanchez, III received in January 2013 will vest pro-rata over a two-year period. The forfeiture conditions and the accelerated vesting conditions applicable to these awards are described above under "Summary Compensation Table."

(3)
The shares Mr. Long received in each of January 2012 and January 2013 will vest pro-rata over a three-year period, respectively. The forfeiture conditions and the accelerated vesting conditions applicable to these awards are described above under "Summary Compensation Table."

2013 Director Compensation

        We have not and do not expect to pay our directors who are also our officers any additional amounts for their service to us in their capacities as directors. Our current compensation package for our non-employee directors consists of both cash and equity compensation.

        After a review of non-employee director compensation paid by our peer group, the Board approved the following cash compensation for our non-employee directors:

  •
  an annual cash retainer fee of $60,000;

  •
  cash payments of $1,000 for each Board and/or committee meeting attended via teleconference and cash payments of $1,500 for each Board and/or committee meeting attended in person; and

  •
  a committee chair fee for the chair of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of $15,000, $10,000 and $7,500, respectively.

Each director is reimbursed for travel and miscellaneous expenses to attend meetings of our Board or its committees.

        Each director received the prorated amounts of the annual cash retainer fee and committee chair fee, as applicable, for the period of fiscal 2013 during which such director served as a member of the Board and, as applicable, as a committee chair. Accordingly, each director received the cash payment of $1,000 or $1,500 for only the Board meetings and committee meetings, as applicable, that such director attended.

        In connection with their service to the Company as directors, we awarded 13,800, 10,000 and 4,800 shares of restricted stock to each of Messrs. Garcia, Colvin and Jackson, respectively, in May 2013. Each of these grants will vest on the one year anniversary of its date of grant. Notwithstanding the one-year vesting period for the directors' restricted stock, upon the occurrence of a Change of Control, the shares of restricted stock will vest automatically. In addition, in the event of the respective director's death, the Committee may, but is not obligated to, accelerate the vesting of any or all of his shares of restricted stock.

        The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Gilbert A. Garcia	$94,000	$302,772	$396,772
Greg Colvin	$94,000	$219,400	$313,400
Alan G. Jackson	$77,000	$105,312	$182,312

(1)
Includes annual cash retainer fee, Board and committee meeting fees and committee chair fees, as applicable, for each non-employee director earned during fiscal 2013.

(2)
The amounts reported in the "Stock Awards" column reflect the aggregate grant date fair value of restricted stock awards granted under our Plan for fiscal year 2013, computed in accordance with FASB ASC Topic 718. See Note 8 to our consolidated financial statements on Form 10-K for fiscal 2013 for additional detail regarding assumptions. During fiscal year 2013, Messrs. Garcia, Colvin and Jackson were awarded 13,800, 10,000 and 4,800 shares of restricted stock, respectively.

CORPORATE GOVERNANCE

Board Composition

        Our certificate of incorporation and by-laws provide that the number of our directors shall be fixed from time to time pursuant to a resolution adopted by our Board. We currently have five directors: Messrs. Sanchez, Jr., Sanchez, III, Garcia, Colvin and Jackson.

        The directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Mr. Garcia is designated as a Class I director, and his term of office expires on the date of the Company's 2016 annual meeting of stockholders. Messrs. Colvin and Jackson are designated as Class II directors, and their terms of office expire on the date of the Company's 2014 annual meeting of stockholders. Messrs. Sanchez, Jr. and Sanchez, III are designated as Class III directors, and their terms of office expire on the date of the Company's 2015 annual meeting of stockholders.

Board Leadership Structure

        The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board's leadership structure on an annual basis.

        Our Board believes that our leadership structure, which separates the Chairman and Chief Executive Officer roles, is the appropriate structure for us at this time in light of the needs of our business. As Executive Chairman, Mr. Sanchez, Jr. remains involved in key matters, such as major transactions, broader business relationships (including relationships with landowners that are critical to the Company's growth), as well as continuing to advise our executive officers on issues of business strategy and operations. Since our Board consists of only five directors, three of whom are independent, we do not presently have a lead independent director.

 Director Independence

        Our Board has determined that Messrs. Garcia, Colvin and Jackson are "independent directors" as defined by the rules of the New York Stock Exchange ("NYSE") and, for purposes of our Audit Committee, Rule 10A-3 of the Securities Exchange Act of 1934, as amended ("Exchange Act").

Executive Sessions of the Board

        Our independent directors meet regularly in executive session without management to review the performance of management and our Company and any related matters. The Chairman of our Audit Committee, Mr. Garcia, serves as the Chairman presiding over such meetings. We expect our Board to have at least one executive session each year.

Board's Role in Risk Oversight

        Management, which is responsible for day-to-day risk management, conducts a risk assessment of our business annually. The risk assessment process is global in nature and identifies and assesses our risks, as well as steps to mitigate and manage the risks, which may be financial, operational or strategic in nature.

        The results of each risk assessment are reviewed with the Audit Committee. The centerpiece of the assessment is a discussion of our key risks, which includes a review of the potential magnitude and likelihood of each risk, the personnel responsible for managing each risk and management's initiatives to manage and mitigate each risk. Because overseeing risk is an ongoing process and inherent in our strategic decisions, the Board also discusses risk throughout the year at other meetings in relation to specific proposed actions.

        The Board currently considers specific risk topics, including risks associated with our strategic plan, our exploratory drilling program, our capital structure and other operational activities. Further, the Board is routinely informed by management of developments that could affect our risk profile or other aspects of our business.

Meetings of the Board and Committees of the Board

        The Board held eight meetings in fiscal 2013, eight of which were regularly scheduled meetings and none of which were a special meeting, and took action by unanimous written consent 13 times, which number of unanimous written consents includes unanimous written consents of pricing committees of the Board. The Board's independent directors met in executive session eight times during 2013.

        The Audit Committee held nine meetings in fiscal 2013, four of which were regularly scheduled meetings and five of which were special meetings, and took action by unanimous written consent two times. The Compensation Committee held one meeting in fiscal 2013, which was a regularly scheduled meeting, and took action by unanimous written consent two times. The Nominating and Corporate Governance Committee held one meeting in fiscal 2013, which was a regularly scheduled meeting, and took action by unanimous written consent one time. The members and functions of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are described below.

        During 2013, each of our directors attended all of the meetings of the Board and all of the meetings of the committees of the Board on which that director served. While we do not have a formal policy with respect to director attendance at the annual meetings of our stockholders, we generally expect that our directors will attend the annual meetings. Four of the five persons that were members of our Board at the time of the annual meeting of the stockholders for fiscal 2013 attended the annual meeting.

 Communications with the Board

        Stockholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to: Sanchez Energy Corporation, Board of Directors (Independent Members), c/o Secretary, 1111 Bagby Street, Suite 1800, Houston, Texas 77002.

        Stockholders and other interested parties may communicate directly with the full Board by sending a written communication in an envelope addressed to: Sanchez Energy Corporation, Board of Directors, c/o Secretary, 1111 Bagby, Suite 1800, Houston, Texas 77002.

Committees of the Board

        Our Audit, Compensation and Nominating and Corporate Governance Committees have the respective compositions and responsibilities described below. We may have such other committees as the Board shall determine from time to time.

Audit Committee

        Our Audit Committee currently consists of a total of three directors, Messrs. Garcia (Chair), Colvin and Jackson, each of whom the Board has determined to be an "independent director" as defined by the NYSE rules and Rule 10A-3 of the Exchange Act. The Board has determined that each member of the Audit Committee is "financially literate" as required by the NYSE rules. Additionally, the Board has determined that Mr. Garcia is an "Audit Committee Financial Expert" as defined by the Exchange Act. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Garcia's experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Garcia any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

        Our Audit Committee is authorized to:

  •
  approve and retain the independent auditors to conduct the annual audit of our books and records;

  •
  review the proposed scope and results of the audit;

  •
  review and pre-approve the independent auditors' audit and non-audit services rendered;

  •
  approve the audit fees to be paid;

  •
  review accounting and financial controls with the independent auditors and our financial and accounting staff;

  •
  review and approve transactions between us and our directors, officers and affiliates;

  •
  recognize and prevent prohibited non-audit services;

  •
  establish procedures for complaints received by us, including regarding accounting matters;

  •
  review our policies and practices with respect to risk assessment and risk management;

  •
  approve any off-balance sheet financial activities;

  •
  oversee internal audit functions; and

  •
  prepare the report of the Audit Committee that SEC rules require to be included in this Proxy Statement.

        In addition, our Audit Committee (in lieu of the full Board) may review the reasonableness of the costs that SOG allocates to us pursuant to the services agreement.

        The Audit Committee's responsibilities are set forth in its amended and restated charter which was approved by the Board on January 18, 2013 and is reviewed annually. The charter is available on our website at www.sanchezenergycorp.com. The information on our website is not incorporated by reference into this Proxy Statement.

Compensation Committee

        Our Compensation Committee currently consists of a total of three directors, Messrs. Colvin (Chair), Garcia and Jackson, each of whom the Board has determined to be an "independent director" as defined by the NYSE rules.

        Our Compensation Committee is authorized to:

  •
  review and approve the Company's goals and objectives relative to the compensation of the Company's Chief Executive Officer (collectively, the "Performance Goals"), annually evaluate the CEO's performance in light of the Performance Goals and, based on this evaluation, determine the CEO's compensation; provided, however, that, for any compensation for which the costs are allocated to the Company pursuant to the services agreement with SOG, the Compensation Committee assists the Board or the Audit Committee in reviewing the reasonableness of the allocated costs;

  •
  review and approve the compensation of the other executive officers; provided, however, that, for any compensation for which the costs are allocated to the Company pursuant to the services agreement with SOG, the Compensation Committee assists the Board or the Audit Committee in reviewing the reasonableness of the allocated costs;

  •
  administer the Company's equity-based compensation plan, including the grant of stock options and other equity awards under such plan;

  •
  review and make recommendations to the Board with respect to director compensation; and

  •
  in consultation with senior management, recommend to the Board for approval the Company's general compensation philosophy and objectives.

For a description of the services agreement with SOG, please read "Transactions with Related Persons."

        The Compensation Committee is delegated all authority of the Board as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Meetings may, at the discretion of the Compensation Committee, include members of the Company's management, other members of the Board, consultants or advisors, and such other persons as the Compensation Committee may determine.

        The Compensation Committee's responsibilities are set forth in its charter which was approved by the Board on May 22, 2013 and is reviewed annually. The charter is available on our website at www.sanchezenergycorp.com. The information on our website is not incorporated by reference into this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee was established by the Board on June 18, 2012 and currently consists of Messrs. Colvin (Chair), Garcia and Jackson.

        As described above, the compensation decisions regarding our executive officers, other than awards under our Plan, are made by SOG, subject to the ability of our Board and/or Audit Committee to review, verify and dispute the reasonableness of such compensation pursuant to procedures set forth in the services agreement. The Compensation Committee may assist the Board or the Audit Committee in reviewing the reasonableness of the compensation for which the costs are allocated to the Company pursuant to the services agreement with SOG.

        None of our executive officers serves, or has served, during the last completed fiscal year, on the compensation committee or board of directors of any other company that has one or more executive officers serving on our Compensation Committee or Board.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee currently consists of a total of three directors, Messrs. Jackson (Chair), Colvin and Garcia, each of whom the Board has determined to be an "independent director" as defined by the NYSE rules.

        Our Nominating and Corporate Governance Committee assists our Board in evaluating potential new members of the Board, recommends committee members and structure, and advises the Board about corporate governance practices. The Nominating and Corporate Governance Committee recommends to the entire Board candidates for nomination to the Board. The Nominating and Corporate Governance Committee may also solicit ideas for possible candidates from a number of sources, including our executives, individuals personally known to members of the Board and executive search firms.

        In evaluating candidates for director, the Nominating and Corporate Governance Committee seeks directors who will best represent the long-term interests of our stockholders. The Nominating and Corporate Governance Committee's view is that all directors should possess the highest personal and professional ethics, integrity and values. In evaluating the suitability of the candidates, the Nominating and Corporate Governance Committee takes into consideration such factors as it deems appropriate. These factors may include, among other things, issues of character, judgment, independence, age, expertise, diversity of experience, absence of conflicts of interest, length of service and other commitments. The Nominating and Corporate Governance Committee evaluates these factors, among others, and considers each individual candidate in the context of the current perceived needs of our Board as a whole and of any committees of the Board. Although we do not have a formal diversity policy, the Nominating and Corporate Governance Committee does consider diversity in evaluating candidates for Board membership. The Nominating and Corporate Governance Committee's objective in choosing candidates is to assemble membership for our Board as a whole as well as any committees of the Board that represents diverse viewpoints that will guide the Company effectively in pursuit of its strategic goals.

        Although the Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of any director candidates recommended by stockholders, the Nominating and Corporate Governance Committee will consider recommendations from stockholders of potential candidates for service on the Board. See "Stockholder Proposals" below for a description of the process by which stockholders may nominate directors for consideration by the Nominating and Corporate Governance Committee.

        The Nominating and Corporate Governance Committee's responsibilities are set forth in its charter which was approved by the Board on June 18, 2012 and is reviewed annually. The charter is available on our website at www.sanchezenergycorp.com. The information on our website is not incorporated by reference into this Proxy Statement.

 Code of Business Conduct and Ethics

        The Board has adopted a Code of Business Conduct and Ethics applicable to our employees (including those employees of SOG that provide services to us), directors and officers, in accordance with the applicable rules of the SEC and the corporate governance rules of the NYSE. Any waiver of this code may be made only by our Board. In accordance with the rules of the SEC and the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our Code of Business Conduct and Ethics. Requests should be directed to us at 1111 Bagby Street, Suite 1800, Houston, Texas 77002, Attention: Secretary. The Code of Business Conduct and Ethics is also available on our website at www.sanchezenergycorp.com. The information on our website is not incorporated by reference into this Proxy Statement. We will disclose any amendments to or waivers of the Code of Business Conduct and Ethics on our website at www.sanchezenergycorp.com.

Corporate Governance Guidelines

        The Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE. In accordance with the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our corporate governance guidelines. Requests should be directed to us at 1111 Bagby Street, Suite 1800, Houston, Texas 77002, Attention: Secretary. The corporate governance guidelines are also available on our website at www.sanchezenergycorp.com. The information on our website is not incorporated by reference into this Proxy Statement. We will disclose any amendments to the corporate governance guidelines on our website www.sanchezenergycorp.com.

AUDIT COMMITTEE REPORT

        The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

        During the last fiscal year, and in preparation for the filing with the SEC of the Company's Annual Report on Form 10-K for the year ended December 31, 2013, the Audit Committee:

  •
  reviewed and discussed the Company's audited consolidated financial statements as of and for the year ended December 31, 2013 with management;

  •
  discussed with BDO, the Company's independent registered public accounting firm, the matters required to be discussed by the Public Company Accounting Oversight Board's Auditing Standard No. 16;

  •
  received the written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and discussed with BDO its independence from the Company; and

  •
  based on the reviews and discussions referred to above, recommended to the Board that the audited consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

        Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee's charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's consolidated financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company's financial reporting process and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accountants are responsible for expressing an opinion on those financial statements. Committee members are not employees of the Company or accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accountants included in their report on the Company's consolidated financial statements.

        The Audit Committee meets regularly with management and the independent auditors, including private discussions with the independent registered public accountants, and receives the communications described above. Our considerations and discussions with management and the independent registered public accountants do not assure that the Company's consolidated financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company's consolidated financial statements has been carried out in accordance with generally accepted auditing standards.

Audit Committee of The Board of Directors
Gilbert A. Garcia, Chairman Greg Colvin, Member Alan G. Jackson, Member

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of common stock as of April 17, 2014 by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of common stock, (ii) each named executive officer of the Company, (iii) each director of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 1111 Bagby Street, Suite 1800, Houston, Texas 77002.

Beneficial holders	Number of shares beneficially held	Percentage of beneficial ownership(1)
5% Stockholders:
St. Denis J. Villere & Company, L.L.C.(2)	3,916,084	7.52%
Directors and Named Executive Officers:
A. R. Sanchez, Jr.(3)	5,631,838	10.82%
Antonio R. Sanchez, III(4)	2,083,308	4.00%
Michael G. Long(5)	214,732	*
Gilbert A. Garcia	30,200	*
Greg Colvin	18,600	*
Alan G. Jackson	16,000	*
All directors and executive officers as a group (8 persons)	6,442,370	12.37%

*
Denotes less than 1% beneficially owned.

(1)
Based upon an aggregate of 52,062,303 shares outstanding as of April 17, 2014. Total shares outstanding includes shares of restricted stock subject to forfeiture conditions.

(2)
According to a Schedule 13G, filed with the SEC on January 10, 2014, by St. Denis J. Villere & Company, L.L.C. ("Villere"), it has sole voting power over 1,420,702 of these shares, shared voting power over the remainder, sole dispositive power over 1,420,702 and shared dispositive power over the remainder of these shares. Villere's address is 601 Poydras St. Suite 1808 New Orleans, Louisiana 70130.

(3)
Each of Sanexco, Ltd. ("Sanexco") and San Juan Oil & Gas No. 2, Ltd. ("San Juan") directly owns 707,333 of these shares. San Juan and Sanexco are each controlled by their general partner, Sanchez Management Corporation, which is managed by A. R. Sanchez, Jr. A. R. Sanchez, Jr. may be deemed to share voting and dispositive power over the shares of common stock held by each of San Juan and Sanexco. A. R. Sanchez, Jr. disclaims beneficial ownership of the shares of common stock held by each of San Juan and Sanexco except to the extent of his pecuniary interests therein.

113,366 of these shares are owned directly by SEP Management. 1,141,106 of these shares are owned directly by SOG. SEP Management is a wholly owned subsidiary of SOG. SOG is managed by Antonio R. Sanchez, III and A. R. Sanchez, Jr. A. R. Sanchez, Jr. may be deemed to share voting and dispositive power over the shares of common stock held by each of SEP Management and SOG. A. R. Sanchez, Jr. disclaims beneficial ownership of the shares of common stock held by each of SEP Management and SOG except to the extent of his pecuniary interests therein. 841,106 of SOG's shares are held in a margin account with Morgan Stanley, and, an additional, 300,000 shares are pledged as collateral security for loans at Goldman Sachs Group, Inc.

474,800 of these shares are owned directly by AEP Ltd. Partnership ("AEP"). AEP is controlled by its general partner, A. R. Sanchez, Jr. A. R. Sanchez, Jr. may be deemed to share voting and dispositive power over the shares of common stock held by AEP. A. R. Sanchez, Jr. disclaims beneficial ownership of the shares of common stock held by AEP except to the extent of his pecuniary interests therein.

  Each of the following trusts (the "Trusts") directly owns 371,836 of these shares, except 1988 Trust No. 13, which owns 175,036 of these shares: (i) 1988 Trust No. 11: co-trustee/beneficiary Antonio R. Sanchez, III; (ii) 1988 Trust No. 12: co-trustee/beneficiary Ana Lee Sanchez Jacobs; (iii) 1988 Trust No. 13: co-trustee/beneficiary Eduardo Sanchez; and (iv) 1988 Trust No. 14: co-trustee/beneficiary Patricio Sanchez. A. R. Sanchez, Jr. is a co-trustee, along with the respective co-trustees and beneficiaries listed next to the name of the Trust above, of each of the Trusts. A. R. Sanchez, Jr. may be deemed to share voting and dispositive power over the shares of common stock held by each of the Trusts. A. R. Sanchez, Jr. disclaims beneficial ownership of the shares of common stock held by each of the Trusts except to the extent of his pecuniary interests therein.

  26,213 of these shares are owned directly by the Alicia M. Sanchez Charitable Lead Annuity Trust ("CLAT"). A. R. Sanchez, Jr. is the sole trustee of CLAT. A. R. Sanchez, Jr. disclaims beneficial ownership of the shares of common stock held by CLAT except to the extent of his pecuniary interests therein.

  In addition to the shares over which he has shared voting and dispositive power, A. R. Sanchez, Jr. has sole voting and dispositive power over 671,143 shares of common stock and 500,000 shares of restricted common stock. 585,643 of his shares are pledged as collateral security for loans at Morgan Stanley.

(4)
113,366 of these shares are owned directly by SEP Management. 1,141,106 of these shares are owned directly by SOG. SEP Management is a wholly owned subsidiary of SOG. SOG is managed by Antonio R. Sanchez, III and A. R. Sanchez, Jr. Antonio R. Sanchez, III may be deemed to share voting and dispositive power over the shares of common stock held by each of SEP Management and SOG. Antonio R. Sanchez, III disclaims beneficial ownership of the shares of common stock held by each of SEP Management and SOG except to the extent of his pecuniary interests therein. 841,106 of SOG's shares are held in a margin account with Morgan Stanley, and, an additional, 300,000 shares are pledged as collateral security for loans at Goldman Sachs Group, Inc.

50,000 of these shares are owned directly by TAEP Security Trust ("TAEP"), a life insurance trust of which A. R. Sanchez, Jr. and his wife are the settlors, Antonio R. Sanchez, III and US Trust Co. of Texas (Bank of America) are co-trustees, and each child and grandchild of the settlors are the beneficiaries. As a co-trustee and beneficiary of TAEP, Antonio R. Sanchez, III may be deemed to share voting and dispositive power over the shares of common stock held by TAEP. Antonio R. Sanchez, III disclaims beneficial ownership of the shares of common stock held by TAEP except to the extent of his pecuniary interests therein.

371,836 of these shares are owned directly by 1988 Trust No. 11. Antonio R. Sanchez, III is a co-trustee, along with A. R. Sanchez, Jr., and beneficiary of 1988 Trust No. 11. Antonio R. Sanchez, III may be deemed to share voting and dispositive power over the shares of common stock held by 1988 Trust No. 11. Antonio R. Sanchez, III disclaims beneficial ownership of the shares of common stock held by 1988 Trust No. 11 except to the extent of his pecuniary interests therein.

In addition to the shares over which he has shared voting and dispositive power, Antonio R. Sanchez, III has sole voting and dispositive power over 350,000 shares of restricted common stock.

(5)
Includes 180,000 shares of restricted common stock.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The executive officers and directors of the Company and persons who own more than 10% of the Company's common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2013, with the following exception: the Company withheld 7,530 shares as payment for tax liabilities related to the vesting of Mr. Long's restricted stock awards on January 7, 2013. The Form 4 covering these disposed shares was inadvertently filed late on February 4, 2013.

TRANSACTIONS WITH RELATED PERSONS

        A "Related Party Transaction" is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person (as defined below) had, has or will have a direct or indirect material interest. A "related person" means:

  •
  any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors or is currently one of our nominees for director;

  •
  any person who is known by us to be the beneficial owner of more than 5% of our common stock;

  •
  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, director nominee, executive officer or a beneficial owner of more than 5% of our common stock, and any person (other than a tenant or employee) sharing the household of such director, director nominee, executive officer or beneficial owner of more than 5% of our common stock;

  •
  any entity in which any of the foregoing persons serves as an executive officer or principal or in a similar position, or, in the case of a partnership, serves as a general partner or holds any position other than that of a limited partner;

  •
  any entity in which any of the foregoing persons owns, together with all other foregoing persons, 10% or more of the equity interest, or in the case of a partnership, 10% or more of an interest; or

  •
  any entity in which any of the foregoing persons is employed if (a) the person is directly involved in the negotiation of the Related Party Transaction or will have or share primary responsibility at such entity for the performance of the Related Party Transaction, or (b) the person's compensation from the entity is directly tied to the Related Party Transaction.

        In connection with the completion of our IPO, our Board adopted a written related party transactions policy for purposes of identifying, reviewing, assessing and approving Related Party Transactions. Pursuant to our related party transactions policy, the Audit Committee reviews all material facts of all Related Party Transactions and either approves or disapproves entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether the Related Party Transaction is fair to the Company, the Audit Committee takes into account, among other factors, the following:

  •
  whether there is an appropriate business justification for the transaction;

  •
  the benefits that accrue to the Company as a result of the transaction;

  •
  whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

  •
  the impact of the transaction on a director's independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer);

  •
  the extent of the related person's interest in the transaction;

  •
  the availability of other sources for comparable products or services;

  •
  whether it is a single transaction or a series of ongoing, related transactions; and

  •
  whether entering into the transaction would be consistent with the Code of Business Conduct and Ethics.

        Our related party transaction policy also requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations. There were no Related Party Transactions since the beginning of our last fiscal year that are required to be reported in "Transactions with Related Persons" where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

        Mr. Sanchez, Jr., our Executive Chairman of the Board, is a director and greater than 10% shareholder of International Bancshares Corporation, the parent of IBC, which provides insurance brokerage services on a commission basis to the Company and its affiliates. For the fiscal year ended December 31, 2013, the Company and its affiliates paid IBC commissions of approximately $347,446.

        The description below of agreements with various members of the Sanchez Group and our directors and executive officers is a summary and, with respect to each such agreement, is qualified by reference to the terms of the agreement, each of which was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. We encourage you to read the full text of these agreements. These agreements have been negotiated among affiliated parties and, consequently, are not the result of arms' length negotiations. The prices and other terms of these agreements may be less favorable to us than those we could have obtained in arm's-length negotiations with unaffiliated third parties for similar services or under similar agreements.

        Concurrently with the closing of our IPO, we entered into a services agreement with SOG pursuant to which specified employees of SOG, including our executive officers, provide certain services to us with respect to our business under the direction, supervision and control of SOG. We reimburse SOG for the provision of services to us, including those provided by our executive officers, at a price equal to SOG's cost of providing such services, including all direct costs and indirect administrative and overhead costs (including the allocable portion of salary, bonus, incentive compensation and other amounts paid to persons that provide the services on SOG's behalf) allocated in accordance with SOG's regular and consistent accounting practices, including for any such costs arising from amounts paid directly by other members of the Sanchez Group on SOG's behalf or borrowed by SOG from other members of the Sanchez Group, in each case in connection with the performance by SOG of services on our behalf. We also reimburse SOG for sales, use or other taxes, or other fees or assessments imposed by law in connection with the provision of services to us (other than income, franchise or margin taxes measured by SOG's net income or margin and other than any gross receipts or other privilege taxes imposed on SOG) and for any costs and expenses arising from or related to the engagement or retention of third party service providers. For the year ended December 31, 2013, we reimbursed SOG approximately $19.3 million for administrative and overhead expenses.

        In connection with the services agreement, we entered into a licensing agreement with SOG pursuant to which it granted to us a license to the unrestricted proprietary seismic, geological and geophysical information related to our properties owned by SOG, and all such information related to our properties not otherwise licensed to us is to be interpreted and used by SOG for our benefit under the licensing agreement. In addition, also in connection with the services agreement, SOG entered into a contract operating agreement under which it agreed to develop, manage and operate our properties or engage a responsible unaffiliated industry operator and joint owner for such development, management and operation. No costs, fees or other expenses are payable by us under these agreements to the extent that they are included in the fee payable to SOG under the services agreement. The licensing agreement and contract operating agreement terminate concurrently with the termination or expiration of the services agreement.

        Under the services agreement, we are entitled to indemnification for certain liabilities, and are required to indemnify SOG and its affiliates for certain liabilities. SOG is required to indemnify us for third party infringement or misappropriation claims relating to the services performed by SOG or the data or other information provided to us or used by SOG in connection with the services, the licensing agreement or our operations based on the services provided by SOG. We, on the other hand, are otherwise required to indemnify SOG and its affiliates from liabilities relating to the services or products provided to us by SOG or our agreements with SOG, to the extent not directly caused by the gross negligence or willful misconduct of SOG or its affiliates. The initial term of the services agreement is five years. The term automatically extends for additional 12-month periods unless either party provides 180 days written notice otherwise prior to the expiration of the applicable 12-month period. Either party may terminate the agreement at any time upon 180 days written notice.

        In connection with our Contribution, Conveyance and Assumption Agreement with SEP I, pursuant to which SEP I contributed 100% of its limited liability company interests in SEP Holdings III, LLC to us in exchange for a cash payment of $50 million and the issuance by us of 22,090,909 shares of our common stock, and the closing of our IPO, we entered into a registration rights agreement with SEP I. Following the distributions in June 2012 and September 2012 of substantially all of our common stock that it held, SEP I assigned the rights under the registration rights agreement related to the shares that it distributed, to the extent that the shares constituted "Registrable Securities" (as defined in the registration rights agreement), including with respect to the shares distributed to SEP Management, SOG, San Juan and Sanexco. As an original party to the registration rights agreement, SEP I remains entitled to the benefits of this agreement to the extent that it continues to hold Registrable Securities. Under the registration rights agreement, persons holding Registrable Securities have certain demand, piggyback and Form S-3 registration rights relating to the resale of Registrable Securities pursuant to which we are required to use our best efforts to effect the registration of such Registrable Securities on the applicable form or to include such Registrable Securities in such registration or offering on the same terms and conditions as such other securities being registered, as applicable. These registration rights are subject to conditions and limitations, including the total number of demand registrations that we are required to effect, the right of the managing underwriter or underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under specified circumstances. We are to pay all expenses relating to any demand, piggyback or Form S-3 registration, except for any underwriter or brokers' discounts or commissions. We also agreed to indemnify the holders of Registrable Securities with respect to certain liabilities under the securities laws in connection with registrations pursuant to the registration rights agreement.

        In connection with the appointment of our executive officers and directors, we entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us to, among other things, indemnify these individuals against certain liabilities that may arise in connection with their status or service as one of our directors or executive officers or in their capacity at other specified entities at which they serve at our request and to advance their expenses incurred as a result of any proceeding for which they may be entitled to indemnification. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under the Delaware General Corporation Law (the "DGCL") and are in addition to any other rights these individuals may have under our organizational documents or applicable law.

  Tuscaloosa Marine Shale Transactions

        In August 2013, we acquired approximately 40,000 net undeveloped acres in what we believe to be the core of the Tuscaloosa Marine Shale (the "TMS") for cash and shares of our common stock plus an initial 3 gross (1.5 net) well drilling carry. In connection with the TMS transactions, we established an Area of Mutual Interest ("AMI") in the TMS with SR Acquisition I, LLC ("SR"), a subsidiary of our affiliate Sanchez Resources, LLC ("Sanchez Resources"). Sanchez Resources is indirectly owned, in part, by our President and Chief Executive Officer and the Executive Chairman of our Board, who each also serve on our Board. Additionally, Eduardo Sanchez, Patricio Sanchez and Ana Lee Sanchez Jacobs, each an immediate family member of our President and Chief Executive Officer and the Executive Chairman of our Board, collectively, either directly or indirectly, own a majority of the equity interests of Sanchez Resources. Sanchez Resources is managed by Eduardo Sanchez, who is the brother of our President and Chief Executive Officer and the son of our Executive Chairman of the Board.

        As part of the transaction, we acquired all of the working interests in the AMI owned at closing from three sellers (two third parties and one related party of the Company, SR) resulting in our owning an undivided 50% working interest across the AMI through the TMS. The AMI holds rights to approximately 115,000 gross acres and 80,000 net acres.

        Total consideration for the TMS transactions consisted of approximately $70 million in cash and the issuance of 342,760 common shares of the Company, valued at approximately $7.5 million. The cash consideration provided to SR was $14.4 million. The acquisitions were accounted for as the purchase of assets at cost on the acquisition date.

        We have also committed, as a part of the total consideration, to carry SR for its 50% working interest in an initial 3 gross (1.5 net) TMS wells to be drilled within the AMI. In the event that we do not fulfill our obligations in a timely manner with regard to the initial TMS well commitment, we must re-assign the working interests acquired from SR. At the point that the minimum commitment is met, we will have fully paid for and earned all of our rights to the TMS acreage. If we desire, at our sole discretion, to continue drilling within the AMI after fulfilling the minimum well commitment, we would be required to carry SR in an additional 3 gross (1.5 net) TMS wells.

ITEM TWO. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Audit Committee of the Board has selected BDO as the independent auditors of the Company for 2014. BDO has audited the Company's consolidated financial statements since its inception on August 22, 2011.

        The Board is submitting the selection of BDO for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of BDO, the Audit Committee will reconsider the selection of that firm as the Company's auditors.

        The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company's auditors. The stockholders' ratification of the appointment of BDO does not limit the authority of the Audit Committee to change auditors at any time.

Audit and Other Fees

        The table below sets forth the aggregate fees billed by BDO, the Company's independent registered public accounting firm, for the fiscal years presented:

Fiscal Year	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)
Fiscal year ended December 31, 2013	$684,590	$75,114	$43,659	—
Fiscal year ended December 31, 2012	$524,750	$34,271	$36,900	—

(1)
Audit fees represent fees for professional services provided by our principal accountant in connection with the audit of our consolidated financial statements, the quarterly reviews of financial statements included in our Form 10-Q filings, the reviews of other statutory or regulatory filings and assistance with and review of documents filed with the SEC.

(2)
Audit-related fees are fees for assurance and related services that are reasonably related to the performance by our principal accountant of the audit or review of our financial statements that are not audit fees. For the years ended December 31, 2013 and 2012, these fees were for financial statement audits of acquired businesses and consultation concerning the Plan, respectively.

(3)
Tax fees include fees for professional services performed by our principal accountant for tax compliance, including the preparation of tax returns, and tax advice and tax planning.

(4)
All other fees include the aggregate fees for products and services provided by our principal accountant that are not reported under "Audit Fees," "Audit-Related Fees" or "Tax Fees." There were no other fees incurred during the years ended December 31, 2013 and 2012.

        The charter of the Audit Committee requires that the Audit Committee review and pre-approve the plan and scope of BDO's audit, tax and other services. After December 19, 2011, the date of the Company's IPO, the Audit Committee pre-approved 100% of the services described above under the captions "Audit Fees," "Tax Fees" and "All Other Fees."

        The Company expects that representatives of BDO will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

        The Board unanimously recommends that stockholders vote FOR the ratification of the selection of BDO as the auditors of the Company for 2014.

 STOCKHOLDER PROPOSALS

        Any stockholder of the Company who desires to submit a proposal for action at the 2015 annual meeting of stockholders and wishes to have such proposal (a "Rule 14a-8 Proposal") included in the Company's proxy materials must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than December 26, 2014, unless the Company notifies the stockholders otherwise. All such Rule 14a-8 Proposals should be in compliance with our by-laws and the SEC rules and regulations. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company's proxy materials.

        Any stockholder of the Company who desires to submit a proposal for action at the 2015 annual meeting of stockholders, but does not wish to have such proposal (a "Non-Rule 14a-8 Proposal") included in the Company's proxy materials, must submit such Non-Rule 14a-8 Proposal to the Company at its principal executive offices so that it is received between January 20, 2015 and February 19, 2015, unless the Company notifies the stockholders otherwise. All such Non-Rule 14a-8 Proposals should be in compliance with our by-laws and the SEC rules and regulations. If a Non-Rule 14a-8 Proposal is not received by the Company on or before February 19, 2015, then the Company intends to exercise its discretionary voting authority with respect to such Non-Rule 14a-8 Proposal.

        "Discretionary voting authority" is the ability to vote proxies that stockholders have executed and submitted to the Company on matters not specifically reflected in the Company's proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

        Written stockholder proposals should be addressed to Sanchez Energy Corporation, 1111 Bagby Street, Suite 1800, Houston, Texas 77002, Attention: Secretary. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

        The Nominating and Corporate Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2015 if that nomination is submitted in writing between January 20, 2015 and February 19, 2015 to Sanchez Energy Corporation, 1111 Bagby Street, Suite 1800, Houston, Texas 77002, Attention: Secretary. All such written nominations should be in compliance with our by-laws and the SEC rules and regulations.

SOLICITATION OF PROXIES

        Solicitation of Proxies may be made via the internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. Representatives of Continental will tabulate votes. The Company will bear all costs of solicitation.

STOCKHOLDER LIST

        In accordance with the DGCL, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

 PROXY MATERIALS, ANNUAL REPORT AND OTHER INFORMATION

        The Company's Annual Report to Stockholders for the year ended December 31, 2013 is being made available to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 20, 2014:

        A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE 2013 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE FREE OF CHARGE AT www.sanchezenergycorp.com/proxy.

        A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC, will be sent to any stockholder without charge upon written request. One copy of this Proxy Statement and our Annual Report (together, the "Proxy Materials") will be sent to stockholders who share an address, unless they have notified the Company that they want to receive multiple copies. A copy of the Proxy Materials will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of the Proxy Materials was delivered. If two or more stockholders with a shared address are currently receiving only one copy of the Proxy Materials, then the stockholders may request to receive multiple packages in the future, or if a stockholder is currently receiving multiple packages of the Proxy Materials, then the stockholder may request to receive a single copy in the future. Such requests may be made by writing to Secretary, Sanchez Energy Corporation, 1111 Bagby Street, Suite 1800, Houston, Texas 77002 or by calling (713) 783-8000. The Annual Report on Form 10-K is also available at the SEC's website in its EDGAR database at www.sec.gov.

 INTERNET AND PHONE VOTING

        For shares of stock that are registered in your name, you may vote by internet or phone using procedures provided by Continental. Votes submitted by internet or phone must be received by 7:00 p.m., Eastern Time, on Monday, May 19, 2014. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

        The internet and phone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting by internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from internet access providers and telephone companies.

        For shares of stock that are registered in a street name (the stockholder owns shares in the name of a bank, broker or other holder of record on the books of the Company's transfer agent), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your Proxy or voting instruction card to determine whether you can vote by phone or electronically.

******

        IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY INTERNET, BY PHONE OR IF YOU HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIALS, BY COMPLETING, SIGNING AND RETURNING THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

By Order of the Board of Directors,
Michael G. Long Secretary

Houston, Texas
April 25, 2014

X Please mark your votes like this PROXY FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED Signature Signature Date , 2014. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 19, 2014. INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. PHONE – 1 (866) 894-0537 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet or Telephone – QUICK EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail 2.RATIFICATION OF SELCTION OF INDEPENDANT AUDITORS Proposal to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year FOR AGAINST ABSTAIN 01. Election of Alan G. Jackson as director FOR the Nominee listed to the left WITHHOLD AUTHORITY to vote 02. Election of Greg Colvin as director This Proxy will be voted as specified. If no specification is made, this Proxy will be voted IN FAVOR OF PROPOSALS 1 and 2. 1.ELECTION OF DIRECTORS Nominees:

 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SANCHEZ ENERGY CORPORATION The undersigned appoints Antonio R. Sanchez, III and/or Michael G. Long as proxy, each with the power to appoint his substitute, and authorizes him to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Sanchez Energy Corporation held of record by the undersigned at the close of business on April 17, 2014 at the Annual Meeting of Stockholders of Sanchez Energy Corporation to be held on Tuesday, May 20, 2014 or at any adjournment thereof. (Continued, and to be marked, dated and signed, on the other side) PROXY Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Tuesday, May 20, 2014. The Proxy Statement and our 2013 Annual Report to Stockholders are available at: www.sanchezenergycorp.com/proxy